UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2023

PTC THERAPEUTICS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Corporate Court
South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 222-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2023, the Board of Directors of PTC Therapeutics, Inc. (the “Company”) appointed Pierre Gravier, age 38, as Chief Financial Officer, effective as of July 13, 2023. Mr. Gravier brings more than 17 years of experience as an investment banker, venture capitalist and scientist to the Company. From 2013 to July 2023, Mr. Gravier was a managing director in the healthcare group of Perella Weinberg Partners (“Perella Weinberg”), a leading independent global advisory firm. At Perella Weinberg, he focused on advising companies in the biopharmaceutical and pharmaceutical sectors on finance strategy and corporate development. From 2009 to 2013, Mr. Gravier worked as a healthcare investment banker at Barclays Capital in London. In 2008, Mr. Gravier was a Venture Capital Analyst at Société Générale Asset Management in Paris, where he focused on early-stage investments in the biotechnology sector. Mr. Gravier began his career as a Scientist at Ferring Pharmaceuticals from 2006 to 2007. Mr. Gravier holds a Master’s Degree in Finance from ESCP Business School and a Master of Science in Bioengineering from the University of Technology of Compiègne.

No arrangement or understanding exists between Mr. Gravier and any other person pursuant to which Mr. Gravier was appointed as an officer of the Company. No family relationships exist between Mr. Gravier and any director or officer of the Company. Mr. Gravier has not had a material interest in any of the Company’s transactions during the last fiscal year and will not have any such interests in any currently proposed transactions.

In connection with Mr. Gravier’s appointment, on July 13, 2023, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Gravier, effective as of this same date.

The Agreement provides that Mr. Gravier will be entitled to receive an annual base salary at the rate of $525,000 and will have a target annual bonus opportunity of 45% of his annual base salary, in each case subject to adjustment. The Agreement further provides that if Mr. Gravier’s employment is terminated by the Company without cause or by Mr. Gravier for good reason, as such terms are defined in the Agreement, subject to Mr. Gravier’s execution and nonrevocation of a release of claims and compliance with his restrictive covenants, he will be entitled to receive the following severance benefits: (i) fifteen months of base salary continuation and (ii) group health insurance benefits at the same cost sharing rates (or reimbursement of the Company portion of COBRA premiums) for fifteen months following termination (subject to earlier termination). If such termination of employment occurs in the three-month period immediately prior to a change in control of the Company (a “corporate change”) or the twelve-month period immediately following a change in control of the Company, in lieu of the foregoing severance benefits, Mr. Gravier will receive the following severance benefits: (i) fifteen months of his base salary for the year in which termination occurs, payable in a lump sum, (ii) his target annual bonus for the year in which termination occurs, (iii) group health insurance benefits at the same cost sharing rates (or reimbursement of the Company portion of COBRA premiums) for fifteen months following termination (subject to earlier termination), or, at the Company’s option, a lump sum payment equal to the amount of Company contributions to Mr. Gravier’s then-current group health care premiums for the same fifteen-month period and (iv) full vesting of all outstanding time-based equity awards, with performance-based equity awards subject to the terms of the agreements evidencing such awards.

Mr. Gravier has agreed to perpetual confidentiality and assignment of intellectual property provisions and has agreed to not compete with us or solicit our customers, suppliers, employees or independent contractors during employment and for fifteen months following employment.

The foregoing description of the material terms of the Agreement for Mr. Gravier does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On July 13, 2023, as a material inducement to his commencement of employment with the Company, Mr. Gravier received an award of 26,000 restricted stock units and an option to purchase 65,000 shares of common stock of the Company. The restricted stock units will vest in equal installments on each of the first four anniversaries of the date of grant, and the stock option will vest as to 25% of the shares underlying the option on the first anniversary of the date of grant and as to 6.25% shares underlying the option at the end of each successive three-month period thereafter, in each case generally subject to Mr. Gravier’s continued employment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between PTC Therapeutics, Inc. and Pierre Gravier
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: July 17, 2023	By:	/s/ Mark E. Boulding
	Name:	Mark E. Boulding
	Title:	Executive Vice President and Chief Legal Officer